ACME Television, LLC Commences Cash Tender Offer for All of Its Outstanding 10-7/8% Senior Discount Notes

SANTA ANA, Calif. -- March 3, 2003 -- ACME Television, LLC and ACME Finance Corporation, wholly-owned subsidiaries of ACME Communications, Inc. (NASDAQ:ACME), announced today that they have commenced a cash tender offer and consent solicitation for any and all of their outstanding 10-7/8% Senior Discount Notes due 2004 (CUSIP No. 004812-AC-7).

The tender offer and consent solicitation are made upon the terms and conditions in their Offer to Purchase and Consent Solicitation Statement dated March 3, 2003. The tender offer will expire at 11:59 p.m., New York City time, on Friday, March 28, 2003, unless extended or terminated. The consent solicitation will expire at 5:00 p.m., New York City time, on Friday, March 14, 2003, unless extended.

The total consideration offered in the tender offer and the consent solicitation will be $1,010 per $1,000 principal amount of the notes, plus accrued and unpaid interest. The total consideration includes a consent payment of $10 per $1,000 principal amount of the notes payable only to noteholders tendering their notes and providing their consents prior to the expiration date of the consent solicitation.

ACME Television and ACME Finance are seeking consents from the noteholders to certain proposed amendments to the indenture governing the notes. The proposed amendments will eliminate substantially all restrictive covenants in the indenture. Holders cannot tender their notes without delivering the consent and cannot deliver a consent without tendering their notes. Holders who tender their notes after the consent solicitation expiration date will not be entitled to receive the consent payment.

Payment for validly tendered notes is expected to be made within one business day following the expiration date of the offer.

The tender offer is subject to certain conditions, including the valid tender of notes and delivery of consents by the holders of at least a majority in aggregate principal amount of the outstanding notes, the consummation of the previously-announced sale by ACME Communications, Inc. and its affiliates of our St. Louis, Missouri and Portland, Oregon stations to Tribune Broadcasting Company and the amendment or repayment of ACME Television's current senior credit facility.

Deutsche Bank Securities Inc. is the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Deutsche Bank at (212) 469-5655. The Information Agent is D.F. King & Co, Inc. Requests for tender offer and consent solicitation materials should be directed to the Information Agent at (800) 431-9643 or (212) 269-5550.

This press release is neither an offer to purchase the notes nor a solicitation of an offer to sell the notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation materials.

About ACME Communications

Following the sale of KPLR-St. Louis and KWBP-Portland, OR, ACME Communications, Inc. will own and operate nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. In addition to KPLR and KWBP, the Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WTVK-TV, Ft. Myers-Naples, FL; WBUI-TV, Champaign-Springfield-Decatur, IL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward- looking statements. In addition, when used in this press release, the words "will", "expected" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward- looking statements as a result of various important factors, including (but not limited to) the inability to close the sale of our St. Louis and Portland stations, the inability to amend or refinance our senior credit facility, the possible adverse effects on the television industry in general, or the Company in particular, of a Gulf conflict and the other risk factors set forth in the Company's 2001 Form 10-K filed with the SEC on April 1, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:  Tom Allen
           (714) 245-9499

           Brainerd Communicators, Inc.
           Chris Plunkett or Todd St. Onge
           (212) 986-6667